CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated September 1 2022, relating to the financial statement of Thrivent Small-Mid Cap ESG ETF, which appears in this Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

Minneapolis, Minnesota

September 12, 2022